Exhibit 12 (a)


                              Taubman Centers, Inc.
          Computation of Ratio of Earnings to Preferred Stock Dividends
                     (in thousands of dollars, except ratio)



                                                       Year Ended
                                                    December 31, 1997
                                                    -----------------

Net Earnings from Continuing Operations                  $28,662

Preferred Stock Dividends                                  4,058

Ratio of Earnings to Preferred Stock Dividends               7.1



Note: The Company does not have, and has not had, any outstanding indebtedness. Prior to October 1997, there was no preferred stock.